FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-257991-01

From: Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 11/15/21 08:59:11 UTC-5:00

To: [REDACTED]
Subject: NEW ISSUE CMBS: BANK 2021-BNK37 *PUBLIC IO ANNOUNCEMENT*

BANK 2021-BNK37 - PUBLIC NEW ISSUE

**PUBLIC IO ANNOUNCEMENT** $1,123.582MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS
& JOINT BOOKRUNNERS:	WELLS FARGO SECURITIES, LLC
BOFA SECURITIES, INC.
MORGAN STANLEY & CO. LLC

CO-MANAGERS:	ACADEMY SECURITIES, INC.
DREXEL HAMILTON, LLC
SIEBERT WILLIAMS SHANK & CO., LLC

OFFERED CERTIFICATES - PUBLIC
CLASS	FITCH/KBRA/MOODY'S	SIZE($MM)	PROCEEDS($MM)	PX GUIDANCE
X-A	AAAsf/AAA(sf)/Aaa(sf)	880.008	~39.3	T+100a
X-B	A-sf/AAA(sf)/NR	243.574	~3.9	Auction 2PM today / T+100a

NON-OFFERED CERTIFICATES - PRIVATE (144A)
CLASS	FITCH/KBRA/MOODY'S	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
X-D	BBB-sf/BBB-(sf)/NR	55.000	N/A	N/A	N/A	N/A
D	BBBsf/BBB+(sf)/NR	31.428	8.125%	9.98	42.6%	14.8%
E	BBB-sf/BBB-(sf)/NR	23.572	6.250%	9.98	43.5%	14.5%

NON-OFFERED ELIGIBLE VERTICAL INTEREST
CLASS	FITCH/KBRA/MOODY'S	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
RRI	NR/NR/NR	~66.166	N/A	8.98	N/A	N/A

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$1,323,320,792
NUMBER OF LOANS:	80
NUMBER OF PROPERTIES:	137
WA CUT-OFF LTV:	46.4%
WA BALLOON LTV:	44.6%
WA U/W NCF DSCR:	3.93x
WA U/W NOI DEBT YIELD:	13.6%
WA MORTGAGE RATE:	3.1294%
TOP TEN LOANS %:	53.6%
WA REM TERM TO MATURITY (MOS):	110
WA REM AMORTIZATION TERM (MOS):	364
WA SEASONING (MOS):	1

LOAN SELLERS:	WFB(41.3%), BANA(26.4%), MSMCH(25.8%),
NCB(4.6%), BANA/WFB(1.9%)

TOP 3 PROPERTY TYPES:	OFFICE(36.3%), RETAIL(32.4%), MULTIFAMILY(13.8%)

TOP 5 STATES:	NY(37.2%), TX(13.7%), CA(11.5%),
IL(9.5%), AZ(3.6%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION AND
NATIONAL COOPERATIVE BANK, N.A.

SPECIAL SERVICER:	CWCAPITAL ASSET MANAGEMENT LLC AND
NATIONAL COOPERATIVE BANK, N.A.

DIRECTING CERTIFICATEHOLDER:	BIG BNK37, LLC

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIM PROSPECTUS:	AVAILABLE
PRESALE REPORTS:	AVAILABLE
ANTICIPATED PRICING:	Week of 11/15/21
ANTICIPATED SETTLEMENT:	NOVEMBER 22, 2021

THIRD PARTY PASSWORDS:
Name PW
BBG/Trepp BANK 2021-BN37 2021BNK37
Intex BNK21B37 pgeli38dic2kflmu1eqv6z

CONFERENCE CALLS:	UPON DEMAND

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-257991) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see:

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